UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                          FORM 5


ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person



   Marks              Joel                E.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   980 North Federal Highway, Suite 320
-----------------------------------------------------
                     (Street)

   Boca Raton            Florida        33432
-----------------------------------------------------
   (City)               (State)         (Zip)


2. Issuer Name and Ticker or Trading Symbol


     JWGenesis Financial Corp.  (JWG)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   1998

5. If Amendment, Date of Original (Month/Year)

   __________________________________________________________________

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

     Vice Chairman, Chief Operating Officer and Secretary
   -------------------------------------------------------


7. Individual or Joint/Group Reporting (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
__________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5. Amount of      |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              | Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  | Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at End of |Indir |                           |
                             |      |    |    Amount        | D |    Price  | Issuer's Fiscal  |ect(I):                           |
                                                                                 Year          |      |                           |
__________________________________________________________________________________________________________________________________|
                                                                                                                                  |
Common Stock <F1>            06/12/98 A,5  102,994            A      --         370,677            0      --                      |
__________________________________________________________________________________________________________________________________|
                                                                                                                                  |
                                                                                                                                  |
<F1>  Shares will vest in 25% increments on 1/15/02, 1/15/03, 1/15/04,                                                            |
      and 1/15/05.                                                                                                                |
                                                                                                                                  |
                                                                                                                                  |
                                                                                                                                  |
__________________________________________________________________________________________________________________________________|
                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  ----------- ------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Year        (Instr.   Ownership
(Instr. 3)  Security   Year)              (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  --------  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------




Explanation of Responses:



SIGNATURE OF REPORTING PERSON


/s/ Joel E. Marks                                  7/21/99
----------------------------------------     --------------------
Joel E. Marks
Signature of Reporting Person                    Date


